Exhibit (d)(6)

FIRST AMENDMENT TO

THE AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT
BETWEEN

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

AND

DEUTSCHE ASSET MANAGEMENT INTERNATIONAL GMBH

This FIRST AMENDMENT is made as of May 25, 2018 to that certain Amended and Restated Investment Sub-Advisory Agreement (the “Agreement”) between DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC. and DEUTSCHE ASSET MANAGEMENT INTERNATIONAL GMBH with respect to Deutsche Emerging Markets Fixed Income Fund dated as of December 31, 2017.

Now, therefore, in consideration of the mutual promises set forth and for other good and valuable consideration, the parties hereby agree to amend the Agreement as follows:

1.                  The Agreement is hereby amended, effective as of May 25, 2018, by replacing Schedule C in its entirety with the new Schedule C as attached hereto.

2.                  Except as amended by this FIRST AMENDMENT, the Agreement remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this FIRST AMENDMENT to the Agreement to be executed by their dually authorized officers designated below as of the day and year first written above.

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.	DEUTSCHE ASSET MANAGEMENT INTERNATIONAL GMBH
By: /s/ Caroline Pearson	By: /s/ Stephan Scholl
Name: Caroline Pearson	Name: Stephan Scholl
Title: Managing Director	Title: Managing Director

By: /s/ John Millette	By: /s/ Robert Grimm
Name: John Millette	Name: Robert Grimm
Title: Chief Legal Officer	Title: Vice President

Appendix C

to the

Sub-Advisory Agreement

between

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

and

DEUTSCHE ASSET MANAGEMENT INTERNATIONAL GMBH

Fee Rate